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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report

     Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 18, 1999


                               Chevron Corporation
             ----------------------------------------------------
            (Exact name of registrant as specified in its charter)

       Delaware                      1-368-2                   94-0890210
 --------------------------    ----------------------      -------------------
(State or other jurisdiction  (Commission File Number)    (I.R.S. Employer No.)
    of incorporation )

   575 Market Street, San Francisco, CA                      94105
 --------------------------------------                     --------
(Address of principal executive offices)                   (Zip Code)

       Registrant's telephone number, including area code: (415) 894-7700


                                      NONE
           -----------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5. Other Events.
        ------------

         On November 18, 1999, Chevron Corporation issued a press release announcing that it had reached an agreement with Occidental Petroleum to settle the Cities Service case. The text of the press release was as follows:

         Quote:

FOR IMMEDIATE RELEASE

           CHEVRON AND OCCIDENTAL PETROLEUM SETTLE CITIES SERVICE CASE

     SAN FRANCISCO, Nov. 18 -- Chevron U.S.A. Inc. today announced that it has reached an agreement to pay OXY U.S.A. Inc. $775 million to settle the long-standing lawsuit brought in 1982 by Cities Service Co. (later acquired by OXY) against Gulf Oil Corp. (later acquired by Chevron).

         The companies will ask the U.S. Supreme Court to dismiss Chevron's current petition for certiorari requesting review of the case.

         Chevron had previously established a loss provision for the original judgment, plus interest to date. The provision exceeded the settlement amount and, as a result, the company will recognize approximately $145 million in additional after-tax income for the fourth quarter.

         The case dates back to 1982 when Cities Service Co., a Tulsa oil company, filed suit against Gulf Oil Corp. after Gulf terminated an agreement to merge with Cities.

         Cities Service was subsequently acquired by Occidental Petroleum in 1982 and Gulf was acquired by Chevron in 1984. The case, which was tried in Oklahoma, has remained in the names of the original parties.

                                      # # #

11/18/99

Contact:  Dawn Soper -- (415) 894-4447

         Unquote

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: November 18, 1999

                                              CHEVRON CORPORATION



                                            By      /s/  S.J.Crowe
                                              --------------------------------
                                               S. J. Crowe, Comptroller
                                              (Principal Accounting Officer and
                                                  Duly Authorized Officer)